EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Network-1 Technologies, Inc. on Form S-8 of our report dated March 30, 2022 with respect to our audits of the consolidated financial statements of Network-1 Technologies, Inc. as of December 31, 2021 and 2020 and for the years then ended appearing in the Annual Report on Form 10-K of Network-1 Technologies, Inc. for the year ended December 31, 2021. We resigned as auditors on October 11, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such prospectus for the periods after the date of our resignation.

/s/ Friedman LLP

New York, New York

January 6, 2023